Exhibit 99.1

For Release: Monday, March 3, 2014, 9:30 a.m. EST

GM’s U.S. Dealers Delivered 222,104 Vehicles in February
Passenger Cars Sales up 8 percent, paced by Buick and Chevrolet

DETROIT - General Motors Co. (NYSE: GM) dealers delivered 222,104 vehicles in the United States in February 2014. Total sales were down 1 percent compared with a year ago, beating outside expectations. Retail and fleet sales were both down 1 percent. GM increased its sales from January 2014 by 30 percent, more than 10 percentage points better than the industry as a whole.

“Weather continued to impact the industry in February, but GM sales started to thaw during the Winter Olympic Games as our brand and marketing messages took hold,” said Kurt McNeil, U.S. vice president of Sales Operations. “Car and crossover sales were particularly strong at Buick and Chevrolet, and we continue to have a strong mix of pickup sales.

“Despite a slower start to 2014 than most people expected, we look forward to a very successful year, backed by plenty of new products and what should be the strongest GDP growth since the end of the recession.”

February Sales Highlights (vs. 2013)

•	Passenger car sales were up 8 percent, with Buick deliveries up across the board.

•	The Chevrolet Sonic, Cruze and Malibu posted double-digit sales increases.

•	The Chevrolet Cruze and the Buick Verano had their best February sales ever.

•	Deliveries of the Corvette were up 149 percent.

•	The all-new 2014 Cadillac CTS sedan helped drive a 7 percent increase in retail sales for the CTS range. Segment share is estimated to be up 1.6 points.

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Crossover sales were up 4 percent. Sales of the Buick Encore nearly doubled, the Cadillac SRX was up 23 percent and GMC Acadia deliveries were up 2 percent. The Buick Enclave and Chevrolet Equinox had their best February sales ever.

•	Retail deliveries of Chevrolet and GMC large SUVs were up 14 percent.

•	GM’s retail share of light-duty pickup sales increased an estimated 2 percentage points or more from January 2014.

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The mix of light duty pickups powered by GM’s all-new EcoTec3 V6, which offers best-in-class fuel economy, towing and payload (depending on configuration) increased 2 percentage points month over month to about 20 percent of retail sales.

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The average transaction prices for GM’s full-size pickups were in line with January 2014 levels, according to mid-month J.D. Power PIN estimates. More than half of light-duty pickup sales continue to be premium-contented models.

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Incentive spending increased slightly month over month on both an absolute basis and as a percentage of average transaction prices due primarily to the sell-down of older model heavy-duty pickups and large SUVs. GM’s increase was less than the industry average, according to J.D. Power PIN.

•	GM increased its commercial fleet sales for the fourth month in a row, with deliveries up more than 1 percent; commercial deliveries are up 8 percent year to date.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Sales Tables

February	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	153,913	-2.9%	107,359	-1.7%
GMC	35,562	-0.6%	31,319	0.2%
Buick	19,192	18.8%	15,176	1.5%
Cadillac	13,437	-2.9%	12,523	-0.4%
Total	222,104	-1.0%	166,377	-0.9%

2014 CY	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	273,002	-7.7%	192,447	-4.5%
GMC	63,295	-5.0%	55,410	-7.2%
Buick	32,470	9.6%	26,761	-2.2%
Cadillac	24,823	-7.9%	23,130	-7.2%
Total	393,590	-6.1%	297,748	-5.1%

Fleet Segment	Month	YOY Change	2014 CY	CY Change
Share of Sales	25.1%	0 points	24.4%	-0.8 points

Inventory	Units at Month-end	Days Supply (selling day adjusted)	Units at Previous Month-end	Days Supply (selling day adjusted)
All Vehicles	805,769	87	780,140	114

	Industry Sales	Month (est.)	2014 (est.)
	Light Vehicle SAAR	15.4 million	16.0 - 16.5 million

	February			(Calendar Year-to-Date) January - February
	2014	2013	%Change Volume	2014	2013	%Change Volume
Enclave	5,319	5,241	1.5	8,828	10,136	(12.9)
Encore	3,078	1,597	92.7	5,444	1,950	179.2
LaCrosse	4,123	3,667	12.4	6,972	7,215	(3.4)
Regal	2,200	1,474	49.3	3,634	2,479	46.6
Verano	4,472	4,171	7.2	7,592	7,831	(3.1)
Buick Total*	19,192	16,150	18.8	32,470	29,613	9.6
ATS	2,427	3,382	(28.2)	4,336	6,163	(29.6)
CTS	2,509	2,566	(2.2)	4,741	5,071	(6.5)
ELR	58	—	***.*	99	—	***.*
Escalade	776	846	(8.3)	1,480	1,703	(13.1)
Escalade ESV	494	582	(15.1)	875	1,100	(20.5)
Escalade EXT	9	191	(95.3)	34	363	(90.6)
SRX	5,058	4,108	23.1	9,504	8,488	12.0
XTS	2,106	2,169	(2.9)	3,754	4,069	(7.7)
Cadillac Total*	13,437	13,845	(2.9)	24,823	26,961	(7.9)
Avalanche	26	2,263	(98.9)	57	4,202	(98.6)
Camaro	6,211	6,171	0.6	10,944	11,096	(1.4)
Caprice	322	201	60.2	522	438	19.2
Captiva Sport	4,452	3,867	15.1	8,217	7,803	5.3
Colorado	1	828	(99.9)	15	1,650	(99.1)
Corvette	2,438	980	148.8	4,699	1,888	148.9
Cruze	21,836	17,947	21.7	38,664	32,471	19.1
Equinox	21,587	20,649	4.5	36,134	37,872	(4.6)
Express	4,776	5,504	(13.2)	8,668	9,466	(8.4)
Impala	12,008	15,424	(22.1)	23,906	29,577	(19.2)
Malibu	17,448	14,817	17.8	29,270	30,640	(4.5)
Silverado-C/K Pickup	36,584	41,643	(12.1)	65,510	77,088	(15.0)
Sonic	7,586	6,025	25.9	14,173	13,202	7.4
Spark	2,576	2,836	(9.2)	4,424	5,244	(15.6)
Suburban (Chevy)	2,035	3,745	(45.7)	3,740	6,037	(38.0)
SS	283	—	***.*	515	—	***.*
Tahoe	4,961	5,316	(6.7)	8,475	8,935	(5.1)
Traverse	7,573	8,698	(12.9)	12,941	15,468	(16.3)
Volt	1,210	1,626	(25.6)	2,128	2,766	(23.1)
Chevrolet Total*	153,913	158,541	(2.9)	273,002	295,845	(7.7)
Acadia	6,780	6,628	2.3	12,243	11,816	3.6
Canyon	—	180	***.*	1	482	(99.8)
Savana	2,194	886	147.6	4,130	1,930	114.0
Sierra	14,232	14,133	0.7	25,350	26,979	(6.0)
Terrain	9,297	9,802	(5.2)	16,360	18,352	(10.9)
Yukon	1,949	2,572	(24.2)	3,236	4,262	(24.1)
Yukon XL	1,110	1,577	(29.6)	1,975	2,773	(28.8)
GMC Total	35,562	35,778	(0.6)	63,295	66,594	(5.0)
GM Vehicle Total*	222,104	224,314	(1.0)	393,590	419,013	(6.1)
24 selling days for the February period this year and 24 for last year.
*Totals include discontinued Buick Lucerne, Cadillac DTS, and Chevrolet HHR.